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                                                                    Exhibit 11.1


                             THE CHUBB CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                             PERIODS ENDED JUNE 30

                                              Second Quarter        Six Months
                                              --------------      -------------
                                              1994      1993      1994     1993
                                              ----      ----      ----     ----
                                                         (in millions)
Net income..................................  $146.7   $168.5    $219.9   $294.3

After-tax interest expense on 6% guaranteed
 exchangeable subordinated notes............     2.5      2.5       4.9      5.0
                                              ------   ------    ------   ------
Net income for computing earnings per share.  $149.2   $171.0    $224.8   $299.3
                                              ======   ======    ======   ======

Average number of common shares
 outstanding................................    87.8     87.6      87.7     87.6

Additional shares from assumed conversion
 of 6% guaranteed exchangeable subordinated
 notes as if each $1,000 of principal
 amount had been converted at issuance
 into 11.628 shares of common stock.........     2.9      2.9       2.9      2.9
                                              ------   ------    ------   ------
Average number of common and common
 equivalent shares assumed outstanding for
 computing earnings per share...............    90.7     90.5      90.6     90.5
                                              ======   ======    ======   ======

Net income per share........................  $ 1.65   $ 1.89    $ 2.48   $ 3.31
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